Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Christine Spasoff	Date	January 24, 2017
Telephone	+1 312 729 3693	Email	christine.spasoff@fleishman.com

JLL Income Property Trust
Announces Tax Treatment of 2016 Distributions

Chicago (January 24, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the income tax treatment of its 2016 dividends. For the tax year ended December 31, 2016, 100 percent of the distributions paid in 2016 will qualify as a non-dividend distribution or return of capital.

“As we seek to produce enduring wealth for our investors, we are pleased to once again report having paid out highly tax-efficient distributions to our stockholders,” commented Allan Swaringen, President & CEO of JLL Income Property Trust. “While our primary investment objectives remain durability of income distributions and preservation of capital, for our taxable investors, we also strive to provide them with a longer-term source of tax-advantaged income.”

The table below summarizes the income tax treatment of distributions paid to stockholders during the year ended December 31, 2016:

Class A

Record Date	Payment Date	Net Distribution per share (1)	Ordinary Income		Capital Gain Income		Return of Capital
12/30/2015	2/5/2016	$0.09431	$—	—%	$—	—%	$0.09431	100.00%
3/30/2016	5/2/2016	0.09424	—	—	—	—	0.09424	100.00
6/29/2016	8/1/2016	0.09381	—	—	—	—	0.09381	100.00
9/29/2016	11/1/2016	0.09842	—	—	—	—	0.09842	100.00
Total		$0.38078	$—	—%	$—	—%	$0.38078	100.00%
(1) Distributions per share are net of dealer manager fees of 1.05% of net asset value.

Class M

Record Date	Payment Date	Net Distribution per share (2)	Ordinary Income		Capital Gain Income		Return of Capital
12/30/2015	2/5/2016	$0.11181	$—	—%	$—	—%	$0.11181	100.00%
3/30/2016	5/2/2016	0.11181	—	—	—	—	0.11181	100.00
6/29/2016	8/1/2016	0.11206	—	—	—	—	0.11206	100.00
9/29/2016	11/1/2016	0.11692	—	—	—	—	0.11692	100.00
Total		$0.45260	$—	—%	$—	—%	$0.45260	100.00%
(2) Distributions per share are net of dealer manager fees of 0.30% of net asset value.
Class A-I

Record Date	Payment Date	Net Distribution per share (3)	Ordinary Income		Capital Gain Income		Return of Capital
12/30/2015	2/5/2016	$0.11194	$—	—%	$—	—%	$0.11194	100.00%
3/30/2016	5/2/2016	0.11206	—	—	—	—	0.11206	100.00
6/29/2016	8/1/2016	0.11329	—	—	—	—	0.11329	100.00
9/29/2016	11/1/2016	0.11685	—	—	—	—	0.11685	100.00
Total		$0.45414	$—	—%	$—	—%	$0.45414	100.00%
(3) Distributions per share are net of dealer manager fees of 0.30% of net asset value.
Class M-I

Record Date	Payment Date	Net Distribution per share (4)	Ordinary Income		Capital Gain Income		Return of Capital
12/30/2015	2/5/2016	$0.11873	$—	—%	$—	—%	$0.11873	100.00%
3/30/2016	5/2/2016	0.11874	—	—	—	—	0.11874	100.00
6/29/2016	8/1/2016	0.11876	—	—	—	—	0.11876	100.00
9/29/2016	11/1/2016	0.12368	—	—	—	—	0.12368	100.00
Total		$0.47991	$—	—%	$—	—%	$0.47991	100.00%
(4) Distributions per share are net of dealer manager fees of 0.05% of net asset value.

The dollar amount reported on each investor's respective 1099-DIV will depend on the total amount of distributions received throughout the year which can be affected by the share class held and the length of time the shares were owned. The distribution declared on November 18, 2016, payable on or around February 1, 2017, will be a 2017 tax event and is not reflected in the 2016 tax allocation.

This release is based on the preliminary results of work on the Company's tax filings and may be subject to adjustment. The income tax allocation for the distributions discussed above has been calculated using the best available information as of the date of the release. The Company is releasing information at this time to aid those required to distribute Forms 1099 on the Company's distributions. Tax treatment of distributions is dependent on a number of factors and there is no guarantee that future distributions will qualify as a nondividend distribution or return of capital.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.